Exhibit 10.1
Execution Version

Private & Confidential

[Date]

To: [ ]

Re: Retention Award

[ ], you play a valuable role in the success of Evolent Health, Inc. and its affiliates, divisions and subsidiaries (collectively the “Company”). We also recognize and appreciate your understanding related to the calculation of your [ ] annual cash incentive payment.

To show our continued appreciation for your contributions and future contributions to the Company and to provide further incentive to remain employed and contributing to the Company, we would like to offer you this retention award in the amount equal to $[ ] (the “Retention Award”), subject to the terms and conditions described in this letter agreement (this “Retention Agreement”).

The terms of the Retention Agreement are as follows:

A.The Retention Award will vest in two increments as follows: (i) [ ]% of the Retention Award will vest on [ ] (the “First Retention Date”) and (ii) [ ]% of the Retention Award will vest on [ ] (the “Second Retention Date”) (the First and Second Retention Date each a “Retention Date”), provided that you remain employed by the Company through each respective Retention Date. The Company will pay the vested portion of your Retention Award in a lump sum payment on the Retention Dates, as applicable.

B.Notwithstanding the foregoing, in the event the Company terminates your employment without Cause (as defined in your Severance and Change-in-Control Agreement) or the Company undergoes a Change in Control (as defined in your Severance and Change-in-Control Agreement), your Retention Award shall vest in full and become payable as soon as reasonably practicable after the date you are terminated from employment with the Company or the date of the Change in Control, as applicable, and subject to your waiver and release of claims in favor of the Company.

C.By accepting this Retention Award, you agree that you are not entitled to any additional payments under the [ ] cash incentive program and that, subject to Section B, you will forfeit the Retention Award or the unvested portion of the Retention Award if you do not remain employed through the Retention Dates.

D.Any payments under this Retention Agreement are wages and will be subject to all applicable tax withholdings and other legally required deductions.

E.This Retention Agreement has no bearing on your right to employment with the Company and does not affect your status as an employee of the Company in any way.

F.You agree that the Retention Award will not be considered compensation for purposes of the Company’s benefit plans and programs and will not be construed as compensation or otherwise taken into account, for purposes of determining any benefits provided under any other compensation arrangement or benefit plan, practice or policy maintained by the Company or any of its subsidiaries for any of its or their respective employees.

G.The Retention Agreement is intended to qualify, to the maximum extent permitted by law, as short-term deferral under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) and therefore, is exempt from Code Section 409A. Each payment is designated as a separate payment for purposes of Code Section 409A.

H.This Retention Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Delaware, applied without reference to its principles of conflict of laws will be subject to the venue and dispute resolution provisions of your Severance and Change-in-Control Agreement, which are incorporated by reference herein.

I.This Retention Agreement will constitute the entire agreement between the parties hereto with respect to the matters referred to herein and will supersede all prior or existing agreements between the parties hereto with respect to such matters. There are no promises, representations, inducements, or statements between the parties other than those that are expressly contained herein. Notwithstanding any rule of law to the contrary, this Retention Agreement may not be modified, changed, amended or waived in any way (either in whole or in part) orally, by conduct, by informal writings or by any combination thereof. In the event that any provision of this Retention Agreement is invalid or unenforceable, the validity and enforceability of the remaining provisions hereof will not be affected. You are entering into this Retention Agreement of your own free will and accord and have read this Retention Agreement and understand it and its legal consequences.

[ ], this letter and the terms and existence of the Retention Agreement are strictly confidential. Please sign below to acknowledge your review and understanding of this Retention Agreement.

Sincerely,

EVOLENT HEALTH, INC.

[ ]

ACKNOWLEDGED AND AGREED

[ ]